Filed Pursuant to Rule 424(b)(5)

Registration No. 333-217787

Title of Securities Being Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, $0.001 par value per share	5,750,000 shares(2)	$22.50	$129,375,000	$14,994.57

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering of shares of Common Stock pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) and Rule 457(r) under the Securities Act.
(2)	Equals the aggregate number of shares of Common Stock to be registered hereunder and includes 750,000 shares of Common Stock that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares of Common Stock.

Prospectus Supplement

(To Prospectus dated May 8, 2017)

5,000,000 Shares

Common Stock

We are offering 5,000,000 shares of our common stock.

Our common stock is listed on The NASDAQ Global Market under the symbol “AKAO.” The last reported sale price of our common stock on May 24, 2017 was $23.65 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-12 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$22.50	$112,500,000
Underwriting discounts and commissions(1)	$1.35	$6,750,000
Proceeds, before expenses, to us	$21.15	$105,750,000

(1)	See “Underwriting” for additional disclosure regarding underwriting compensation and estimated offering expenses.

We have granted the underwriters an option for a period of 30 days to purchase up to 750,000 additional shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about May 31, 2017.

Joint Book-Running Managers

Leerink Partners	Cowen	Stifel

Joint Lead Co-Managers

Guggenheim Securities	Wedbush PacGrow

May 24, 2017

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

We have not authorized anyone to provide you with any information or to make any representation, other than those contained or incorporated by reference in this prospectus supplement or in any free writing prospectus we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. Neither we or the underwriters are making an offer to sell or soliciting an offer to buy our securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus supplement entitled “Where You Can Find More Information.”

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying base prospectus outside the United States. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and accompanying base prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

When we refer to “Achaogen,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Achaogen, Inc., and our consolidated subsidiary unless otherwise specified. When we refer to “you,” we mean prospective investors in the Company.

AchaogenTM and our logo are some of our trademarks used in this prospectus supplement. This prospectus supplement also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus supplement appear without the ® and ™ symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding the timing of submitting a New Drug Application with the U.S. Food and Drug Administration and a Marketing Authorization Application with the European Medicines Agency for plazomicin;

•	our expectations regarding the timing of initiation of a Phase 1 and Phase 3 clinical trial for our orally-available antibacterial candidate, C-Scape;

•	our expectations regarding the receipt of approvals to market plazomicin;

•	our expectations regarding the commercial potential of plazomicin and our other product candidates;

•	our expectations regarding our ability to validate, develop, and obtain regulatory approval for an in vitro assay to measure plazomicin levels;

•	the initiation, timing, progress and results of any preclinical studies and clinical trials we may initiate;

•	our ability to discover and develop additional product candidates and advance such product candidates through preclinical and clinical studies;

•	our future research and development programs;

•	our ability to advance product candidates into, and successfully complete, clinical trials;

•	the implementation of our business model, strategic plans for our business, product candidates and technology;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	the timing or likelihood of regulatory filings and approvals or of alternative regulatory pathways for any of our product candidates;

•	our ability to establish collaborations or obtain additional government funding or receive funding under existing contracts;

•	our financial performance;

•	our use of proceeds from this offering; and

•	developments and projections relating to our competitors and our industry.

These forward-looking statements are based on management’s current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof and as of the dates indicated in these statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. Given these risks and uncertainties, you are cautioned not to rely on such forward-looking statements as predictions of future events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a general overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read the entire prospectus supplement, accompanying base prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including the information incorporated by reference, before deciding to invest in our common stock. Investors should carefully consider the information set forth under “Risk Factors” beginning on page S-12 and incorporated by reference to our annual report on Form 10-K and our quarterly reports on Form 10-Q.

Overview

We are a late-stage biopharmaceutical company passionately committed to the discovery, development, and commercialization of novel antibacterial treatments against multi-drug resistant (“MDR”) gram-negative infections. We are researching and developing plazomicin, our lead product candidate, for the treatment of serious bacterial infections, including complicated urinary tract infection (“cUTI”), blood stream infections and other infections due to MDR Enterobacteriaceae, including carbapenem-resistant Enterobacteriaceae (“CRE”). In 2013, the Centers for Disease Control and Prevention identified CRE as a “nightmare bacteria” and an immediate public health threat that requires “urgent and aggressive action” and in 2017 the World Health Organization identified CRE as a Global Priority 1 Pathogen: Critical Need for Research and Development of New Antibiotics.

On December 12, 2016, we announced positive data from our two Phase 3 clinical trials for plazomicin. The first study, a Phase 3 trial of plazomicin for the treatment of patients with cUTI and acute pyelonephritis (“AP”), entitled EPIC (Evaluating Plazomicin In cUTI), is expected to serve as a single pivotal study supporting a new drug application (“NDA”) for plazomicin in the United States. The Phase 3 EPIC trial is a randomized, double blind, active controlled study in patients with cUTI and AP and allowed broad enrollment of patients with gram-negative infections. We reached agreement with the U.S. Food and Drug Administration (“FDA”) that this trial comparing plazomicin to meropenem with a 15% non-inferiority margin is acceptable as the single study required for potential approval. The first patient was enrolled in the Phase 3 EPIC trial in January 2016 and enrollment was closed in August 2016 with 609 patients.

In the EPIC trial, plazomicin successfully met or exceeded the objective of non-inferiority compared to meropenem for the FDA-specified primary efficacy endpoints, and achieved superiority for the primary efficacy endpoints specified by the European Medicines Agency (“EMA”). Results for the FDA pre-specified composite endpoint of clinical cure and microbiological eradication in the microbiological modified intent-to-treat (“mMITT”) population at Day 5 achieved statistical non-inferiority, and Test-of-Cure (Day ~17) achieved statistical superiority. Results for EMA-specified endpoints of microbiological eradication at the test-of-cure visit achieved statistical superiority in both the mMITT and microbiologically evaluable (“ME”) populations.

Plazomicin was generally well tolerated with no new safety concerns identified in the EPIC trial. As previously disclosed, total treatment emergent adverse events (“TEAEs”) related to renal function were reported in 3.6% and 1.3% of patients in the plazomicin and meropenem groups, respectively. TEAEs related to cochlear or vestibular function were reported in a single patient in each of the plazomicin and meropenem treatment groups. Both events were considered mild and resolved completely.

The second study, our Phase 3 CARE (Combating Antibiotic Resistant Enterobacteriaceae) trial was a resistant pathogen trial designed to evaluate the efficacy and safety of plazomicin in patients with serious bacterial infections due to CRE. We closed enrollment in the CARE study in August 2016 with 69 patients, comprised of 39 patients enrolled in Cohort 1, comparing plazomicin to colistin-based therapy in patients with bloodstream infections or pneumonia due to CRE, and 30 patients in Cohort 2, a single arm cohort of plazomicin treatment in patients with serious infections due to CRE. In Cohort 1 of the CARE trial, a lower rate of mortality or serious disease-related complications was observed for plazomicin compared with colistin therapy.

The safety profile of plazomicin was favorable to that of colistin in critically ill patients in the CARE trial. As previously disclosed, study drug-related TEAEs related to renal function were reported in 16.7% and 38.1% of patients in the plazomicin and colistin groups, respectively. No TEAEs related to cochlear or vestibular function were reported in either group. However, due to the clinical status of patients enrolled in the trial who were frequently ventilated and unconscious, planned assessments of hearing and tinnitus were not possible for many of the patients.

We plan to submit an NDA, which will include data from both the EPIC and CARE Phase 3 clinical trials, to the FDA in the second half of 2017, with a planned commercial launch of plazomicin in the United States in 2018, if our NDA is approved. We also plan to submit a Marketing Authorization Application to the EMA for plazomicin in 2018.

In May 2017, we received notice that the FDA granted Breakthrough Therapy designation for plazomicin for the treatment of bloodstream infections caused by certain Enterobacteriaceae, Klebsiella pneumoniae and Enterobacter aerogenes. Breakthrough Therapy designation is granted by the FDA to treat a serious condition and where preliminary clinical evidence demonstrates the drug may have substantial improvement on one or more clinically significant endpoints over available therapy. Breakthrough Therapy is intended to expedite the development and review of new therapies to treat such conditions. In 2012, the FDA granted fast track designation for the development and regulatory review of plazomicin to treat serious and life-threatening CRE infections. In 2014, plazomicin received Qualified Infectious Disease Product (“QIDP”) designation from the FDA. The QIDP designation was created by the Generating Antibiotic Incentives Now (“GAIN”) Act, which was part of the FDA Safety and Innovation Act and provides certain incentives for the development of new antibiotics, including priority review and an additional five years of market exclusivity. We have global commercialization rights to plazomicin, which has patent protection in the United States estimated from 2030 to 2032.

We recently announced our orally-available antibacterial candidate, C-Scape, a combination of an approved ß-lactam and an approved ß-lactamase inhibitor. We believe that C-Scape has the potential to rapidly address a serious unmet need for an effective oral treatment for patients with cUTI, including AP, caused by ESBL-producing Enterobacteriaceae. We intend to begin a Phase 1 study outside the United States in the second quarter of 2017. In the event the Phase 1 trial is successful, we intend to initiate a single pivotal Phase 3 study in patients with cUTI, including AP, who are suitable for treatment with oral antibiotics, by the first half of 2018. We also have a program to discover and develop small molecule inhibitors of LpxC (an enzyme essential for the synthesis of the outer membrane of gram-negative bacteria), which could be ready to file an investigational new drug application (“IND”) as early as 2018. Our LpxC program is currently funded in part with a contract from the National Institute of Allergy and Infectious Diseases for up to $5.0 million. Our therapeutic antibody program utilizes a built-for-purpose discovery platform to identify and develop monoclonal antibodies for the treatment of MDR bacterial infections. To further support that program, we entered into a research agreement with the Gates Foundation (the “Research Agreement”) to discover drug candidates against gram-negative pathogens intended to prevent neonatal sepsis. Pursuant to the Research Agreement, the Gates Foundation awarded us up to $10.5 million in grant funding over a three-year research term. We are also pursuing small molecule research and development programs targeting other essential gram-negative enzymes. We are taking a multifaceted approach to identify new antibacterial agents through our research.

Plazomicin

According to government agencies and physician groups, including the Centers for Disease Control and Prevention (“CDC”) and the Infectious Disease Society of America, one of the greatest needs for new antibiotics is to treat CRE and other drug-resistant gram-negative pathogens. CRE leads to mortality rates of up to 50% in patients with bloodstream infections. We estimate that there were approximately 150,000 cases of CRE infections in the United States and five major markets in the European Union (“EU”) in 2015, which we refer to as the EU 5. Based on the significant increase in resistance rates in recent years, we anticipate CRE will continue to spread and remain a major health problem. Governments, in collaboration with the private sector, have begun to respond by progressing regulatory reform and economic incentives to spur development of new antibiotics.

Plazomicin is a novel intravenous aminoglycoside antibiotic. Aminoglycosides have been used successfully for the treatment of serious infections for more than 50 years. However, the widespread clinical resistance to currently marketed aminoglycosides has increasingly limited their utility. We developed plazomicin by chemically modifying sisomicin, a naturally occurring aminoglycoside, in order to overcome common aminoglycoside resistance mechanisms. In MDR Enterobacteriaceae, including CRE, plazomicin remains active where most other antibiotics, including the commercially available aminoglycosides, have limited potency due to resistance.

We consider the following to be key attributes that support the clinical utility and commercial value of plazomicin:

•	Potent in vitro and in vivo activity in nonclinical studies against MDR Enterobacteriaceae, including CRE.

•	Activity in the presence of a range of resistance mechanisms, including most aminoglycoside modifying enzymes, fluoroquinolone target site mutations, extended-spectrum b-lactamases, and carbapenemases.

•	Demonstrated non-inferiority (Day 5) and statistical superiority (Day ~17) to meropenem in patients with cUTI/AP infections due to Enterobacteriaceae, including fluoroquinolone-resistant and extended-spectrum b-lactamase (“ESBL”) producing isolates, based on topline results from our Phase 3 EPIC trial.

•	Lower rate of mortality and improved safety compared to colistin observed in patients with serious bacterial infections due to CRE, based on topline results from our Phase 3 CARE trial.

•	Potential to improve dosing strategy, which includes individualized patient dosing using therapeutic drug management (“TDM”), our in vitro drug-monitoring assay, to potentially optimize both the efficacy and safety of plazomicin by dosing to a target drug concentration.

•	Potential for more convenient administration as a once-daily, 30-minute IV therapy compared to other IV antibiotics administered multiple times per day with infusion times up to three hours. In particular, this supports the potential for plazomicin outpatient therapy.

•	Potential to reduce the health care costs associated with the treatment of such infections.

During the first quarter of 2017, Pfizer, our third-party fill manufacturing partner for plazomicin, received an FDA warning letter with respect to its manufacturing site in McPherson, Kansas. We have been in communication with Pfizer, including reviewing aspects of its response to the FDA’s warning letter and based on the information Pfizer has shared, we currently believe Pfizer will be able to timely address the quality issues cited in the letter to the extent they might impact us. Further, we continue to believe that those issues are unlikely to impact our expected approval timelines for plazomicin’s regulatory process, and if approved, commercial launch.

We believe that plazomicin has the potential to become the new standard of care for the treatment of CRE, based on the attributes outlined above. We plan to commercialize plazomicin with a targeted U.S. sales force to promote plazomicin to hospital-based healthcare professionals in resistance hotspots. In key markets outside of the United States, including Europe, Asia, and Latin America, we believe we can best realize the value of plazomicin through licensing full product rights to one or more commercialization partners who have local market expertise.

Research and Development Pipeline

We are developing an orally-available antibacterial candidate, called C-Scape, that is a combination of an approved ß-lactam and an approved ß-lactamase inhibitor with the potential to treat patients with complicated urinary tract infections (“cUTI”), including acute pyelonephritis, who have lost effective oral therapeutic options due to antibiotic resistance. C-Scape is under development as an orally-administered therapy to potentially treat patients with cUTI caused by MDR pathogens such as ESBL-producing Escherichia coli and Klebsiella pneumoniae. In vitro microbiology data showed potent activity against ESBL-producing Enterobacteriaceae, with an MIC90 = 1 µg/mL and rapid bactericidal activity in time-kill experiments. We believe that this non-clinical data, when combined with modeling of existing clinical pharmacokinetic data, supports our view that we may be able to achieve an oral dose regimen of three times per day.

The C-Scape drug combination was granted QIDP designation by the FDA for the treatment of cUTI, including acute pyelonephritis, in January 2017. We plan to commence C-Scape clinical development in the second quarter of 2017 and, if successful, begin enrollment of a pivotal Phase 3 cUTI trial in the first half of 2018. If successful, we expect C-Scape to qualify for the 505(b)(2) regulatory pathway and FDA’s guidance for Antibacterial Therapies for Patients with Unmet Medical Need for the Treatment of Serious Bacterial Diseases.

The following table summarizes the status of plazomicin and our other preclinical and research programs:

Our Strategy

Our strategy is to discover, develop, and commercialize new antibacterials for the treatment of gram-negative bacterial infections. Key elements of our strategy are as follows:

•	Obtain regulatory approval for plazomicin in both the United States and the European Union.

•	Rapidly progress a second antibacterial, C-Scape, targeting high unmet need gram-negative infections in the hospital setting

•	Demonstrate improved clinical benefit and pharmacoeconomic advantages of our product candidates over existing therapies.

•	Commercialize our products directly in the United States and through commercialization partners elsewhere.

•	Establish and leverage collaborations with non-commercial organizations for scientific expertise and funding support.

•	Build a portfolio of differentiated products for the treatment of MDR gram-negative infections.

Risks Related to Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” and discussed under the section captioned “Risk Factors” contained in our quarterly report for the quarterly period ended March 31, 2017. These risks include, among others:

•	We have a limited operating history, have incurred net losses in each year since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

•	We are substantially dependent on the success of our lead product candidate, plazomicin.

•	We will need substantial additional funding.

•	We may not be able to obtain regulatory approval for plazomicin or any other product candidate, or for our in vitro assay for plazomicin.

•	Even if plazomicin, or any other product candidate, obtains regulatory approval, it may not achieve the level of market acceptance by physicians, patients, hospitals, third-party payors, and others in the medical community necessary for commercial success.

•	We may not be able to obtain adequate coverage and reimbursement from government and other third-party payors for plazomicin.

•	We rely on third-party contract manufacturing organizations to manufacture and supply plazomicin and other product candidates for us, as well as certain raw materials used in the production thereof. If one of our suppliers or manufacturers fails to perform adequately, we may be required to incur significant delays and costs to find new suppliers or manufacturers.

•	Our use of government funding adds uncertainty to our research and commercialization efforts and subjects us to additional requirements and costs.

•	If our intellectual property for plazomicin, C-Scape or any future product candidates is not adequate, we may not be able to compete effectively.

•	The risk that the clinical development program does not continue to meet the criteria for Breakthrough Therapy designation and the designation is rescinded.

Corporate Information

We were incorporated in Delaware in 2002 and commenced operations in 2004. Our principal executive offices are located at 1 Tower Place, Suite 300, South San Francisco, California 94080, and our telephone number is (650) 800-3636. Our website address is http://www.achaogen.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Issuer	Achaogen, Inc.

Common stock offered by us	5,000,000 shares

Underwriters’ option to purchase
additional shares	We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of our common stock.

Common stock to be outstanding after
the offering	40,846,301 shares (41,596,301 shares if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds	We currently expect to use the net proceeds from this offering to fund our ongoing development and preparation for potential commercialization of plazomicin, including funding for plazomicin manufacturing, research and development of our C-Scape program, and any remaining proceeds for working capital and general corporate purposes, including research and development of our other product candidates.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

Symbol on The NASDAQ Global
Market	“AKAO”

The number of shares of common stock to be outstanding after this offering is based on 35,846,301 shares of common stock outstanding as of March 31, 2017, and excludes the following, in each case as of such date:

•	4,470,187 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2017 at a weighted-average exercise price of $10.31 per share;

•	800,658 shares of common stock issuable upon vesting of restricted stock units outstanding as of March 31, 2017;

•	909,040 shares of common stock reserved for issuance pursuant to future awards under our 2014 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan;

•	461,406 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan;

•	356,588 shares of common stock reserved for issuance pursuant to future awards under our 2014 Employment Commencement Incentive Plan; and

•	1,231,659 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2017 at a weighted-average exercise price of $3.78 per share.

Unless otherwise indicated, the number of shares of our common stock described above assumes no exercise of the underwriters’ option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the summary consolidated financial data for the three years ended December 31, 2014, 2015 and 2016 from our audited financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2016, or our 2016 Annual Report. Our consolidated statements of operations data for the three months ended March 31, 2016 and 2017 and our consolidated balance sheet data as of March 31, 2017 are derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, or our March 2017 Quarterly Report. In the opinion of our management, our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the financial information. Operating results for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ended December 31, 2017 or any future period. The following information should be read in conjunction with our consolidated financial statements and related notes contained in our 2016 Annual Report and our unaudited condensed consolidated financial statements and related notes contained in our March 2017 Quarterly Report, as well as the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our 2016 Annual Report and March 2017 Quarterly Report, which are incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement and the accompanying base prospectus entitled “Where You Can Find More Information.”

	Year Ended December 31,			Three Months Ended March 31,
	2014	2015	2016	2016	2017
	(In thousands, except share and per share data)
Consolidated Statement of Operations Data:
Contract revenue	$19,970	$26,061	$41,773	$5,849	$7,463
Operating expenses:
Research and development	30,110	40,228	73,999	13,893	18,597
General and administrative	9,646	12,406	17,122	3,777	6,751

Total operating expenses	39,756	52,634	91,121	17,670	25,348

Loss from operations	(19,786)	(26,573)	(49,348)	(11,821)	(17,885)
Interest expense and other, net	(397)	(699)	(2,320)	(438)	(706)
Change in warrant and derivative liabilities	—	(19)	(19,859)	(12)	(14,956)
Interest income and other, net	7	198	300	74	288

Net loss	$(20,176)	$(27,093)	$(71,227)	$(12,197)	$(33,259)

Net loss per common share, basic and diluted(1)	$(1.42)	$(1.49)	$3.00	$(0.66)	$(0.93)

Weighted-average common shares used to compute net loss per common share, basic and diluted(1)	14,210,098	18,147,986	23,707,063	18,398,288	35,725,876

The table below presents our balance sheet data as of March 31, 2017:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale of 5,000,000 shares of common stock in this offering at a public offering price of $22.50 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of March 31, 2017
	Actual	As adjusted
	(unaudited) (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$132,044	$237,394
Working capital	121,662	227,012
Total assets	155,806	261,156
Loan payable	25,484	25,484
Other long-term liabilities	33,565	33,565
Accumulated deficit	(280,479)	(280,479)
Total stockholders’ equity	78,637	183,987

(1)	See (a) Note 2 to our audited consolidated financial statements included in our 2016 Annual Report incorporated by reference herein and (b) Note 2 to our unaudited condensed consolidated financial statements included in our March 2017 Quarterly Report incorporated by reference herein for an explanation of the calculations of our basic and diluted net loss per common share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our quarterly report for the quarterly period ended March 31, 2017, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which is incorporated by reference in this prospectus in their entirety, together with other information in this prospectus, and the information and documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Relating to this Offering

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. We currently expect to use our existing cash and cash equivalents and the net proceeds from this offering to fund our ongoing development and preparation for potential commercialization of plazomicin, including funding for plazomicin manufacturing, research and development of our C-Scape program, and any remaining proceeds for working capital and general corporate purposes, including research and development of our other product candidates. However, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares. You will experience further dilution if we issue additional equity securities in the future.

Investors purchasing shares of common stock in this offering will pay a price per share that substantially exceeds the as-adjusted book value per share of our tangible assets after subtracting our liabilities. As a result, investors purchasing shares of common stock in this offering will incur immediate dilution of $18.00 per share, based on a public offering price of $22.50 per share, and our as-adjusted net tangible book value as of March 31, 2017 after giving effect to this offering. For information on how the foregoing amounts were calculated, see “Dilution.”

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering, and the exercise of stock options granted to our employees. In addition, as of March 31, 2017, we had outstanding 800,658 restricted stock units and options and warrants to purchase 5,701,846 shares of our common stock; the vesting of the restricted stock units and the exercise of any of these options or warrants would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, including under our ATM Sales Agreement (as defined below), the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline. Based upon the number of shares of common stock outstanding as of March 31, 2017, upon the closing of this offering we will have outstanding a total of approximately 40,846,301 shares of common stock (assuming no exercise of the underwriters’ option to purchase additional shares). Other than any shares held by our directors, officers and certain existing investors, all of these are currently freely tradable, and the shares to be sold in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable, without restriction, in the public market immediately following this offering. Leerink Partners LLC, Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated, however, may, in their sole discretion, permit our officers, directors and certain existing investors who are subject to lock-up agreements to sell shares prior to the expiration of the lock-up agreements. Exceptions to the lock-up restrictions are described in more detail in this prospectus supplement under the caption “Underwriting.”

On April 7, 2015, we entered into a Common Stock Sales Agreement with Cowen and Company, LLC (the “ATM Sales Agreement”), under which we may offer and sell our common stock having aggregate sales proceeds of up to $30.0 million from time to time through our sales agent. As of the date of this prospectus supplement, common stock for aggregate gross proceeds of $24.7 million remained available to be sold under this facility. In connection with this offering, we have agreed not to utilize the ATM Sales Agreement from the date of this prospectus supplement continuing through and including the date that is 60 days after the date of this prospectus supplement. Following the expiration of the 60-day period, we may offer and sell our common stock under the ATM Sales Agreement and such sales could cause our stock price to fall.

Certain holders of shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

The price of our common stock may be volatile and our stockholders may not be able to resell shares of our common stock at or above the price they paid.

The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Factors that could cause volatility in the market price of our common stock include, but are not limited to:

•	announcements relating to our current development and commercialization program for product candidates, including but not limited to plazomicin;

•	results from, or any delays in, clinical trial programs relating to our product candidates;

•	delays in commercializing or obtaining regulatory approval for our product candidates;

•	any need to suspend or discontinue clinical trials due to side effects or other safety risks, or any need to conduct studies on the long-term effects associated with the use of our product candidates;

•	capital fundraising or other financing activities that contain onerous or unfavorable terms;

•	manufacturing issues related to our product candidates for clinical trials or future products for commercialization;

•	commercial success and market acceptance of our product candidates following regulatory approval;

•	undesirable side effects caused by product candidates after they have entered the market;

•	spread of bacterial resistance to our product candidates;

•	ability to discover, develop and commercialize additional product candidates;

•	announcements relating to collaborations that we may enter into with respect to the development or commercialization of our product candidates, or the timing of payments we may make or receive under these arrangements;

•	announcements relating to the receipt, modification or termination of government contracts or grants, or the timing of payments we may receive under these arrangements;

•	success of our competitors in discovering, developing or commercializing products;

•	delay or failure to successfully develop, validate and obtain regulatory clearance or approval of plazomicin in vitro diagnostic assay;

•	strategic transactions undertaken by us;

•	additions or departures of key personnel;

•	product liability claims related to our clinical trials or product candidates;

•	prevailing economic conditions;

•	business disruptions caused by earthquakes or other natural disasters;

•	disputes concerning our intellectual property or other proprietary rights;

•	litigation or the threat of litigation;

•	FDA or other U.S. or foreign regulatory actions affecting us or our industry;

•	healthcare reform measures in the United States or other countries;

•	sales of our common stock by our officers, directors or significant stockholders;

•	future sales or issuances of equity or debt securities by us;

•	fluctuations in our quarterly operating results; and

•	the issuance of new or changed securities analysts’ reports or recommendations regarding us.

In addition, the stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that has been often unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the trading price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business, which could seriously harm our financial position. Any adverse determination in litigation could also subject us to significant liabilities.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50 percentage points change (by value) in the ownership of its equity by certain significant stockholders over a rolling three year period), the corporation’s ability to use its pre-change net operating loss carryforwards and certain other pre-change tax attributes to offset its post-change income and taxes may be limited. We may have experienced such ownership changes in the past, and we may experience ownership changes in the future as a result of this offering and/or subsequent shifts in our stock ownership, some of which would be outside our control. If our ability to use our net operating losses and other tax attributes is limited by ownership changes, we may be unable to utilize a material portion of our net operating losses and other tax attributes.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 5,000,000 shares of common stock in this offering will be approximately $105.4 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase an additional 750,000 shares in full, we estimate that net proceeds will be approximately $121.2 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering to fund our ongoing development and preparation for potential commercialization of plazomicin, including funding for plazomicin manufacturing, research and development of our C-Scape program, and any remaining proceeds for working capital and general corporate purposes, including research and development of our other product candidates.

The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the timing of our NDA and MAA for plazomicin, the timing of our clinical trials for C-Scape, the status of our other research and development programs and the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of the net proceeds.

Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation investments, including short- and intermediate-term, interest-bearing obligations, investment-grade instruments or U.S. government securities.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2017:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale by us of 5,000,000 shares of our common stock in this offering at a public offering price of $22.50 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our financial statements and related notes incorporated by reference in this prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of the prospectus supplement entitled “Where You Can Find More Information.”

	As of March 31, 2017
	Actual	As adjusted
(In thousands, except share and per share data)	(unaudited)
Loan payable	$25,484	$25,484
Other long-term liabilities	33,565	33,565
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 10,000,000 shares authorized, zero shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.001 par value per share; 290,000,000 shares authorized, 35,846,301 shares issued and outstanding, actual; 290,000,000 shares authorized, 40,846,301 shares issued and outstanding, as adjusted	36	41
Additional paid-in capital	359,139	464,484
Accumulated other comprehensive loss	(59)	(59)
Accumulated deficit	(280,479)	(280,479)

Total stockholders’ equity	78,637	183,987

Total capitalization	$137,686	$243,036

The outstanding share information in the table above is based on 35,846,301 shares of common stock outstanding as of March 31, 2017 and excludes the following, in each case as of March 31, 2017:

•	4,470,187 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2017 at a weighted-average exercise price of $10.31 per share;

•	800,658 shares of common stock issuable upon vesting of restricted stock units outstanding as of March 31, 2017;

•	909,040 shares of common stock reserved for issuance pursuant to future awards under our 2014 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan;

•	461,406 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan;

•	356,588 shares of common stock reserved for issuance pursuant to future awards under our 2014 Employment Commencement Incentive Plan; and

•	1,231,659 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2017 at a weighted-average exercise price of $3.78 per share.

DILUTION

If you invest in our common stock in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the net tangible book value per share of our common stock after this offering. As of March 31, 2017, we had a historical net tangible book value of $78.6 million, or $2.19 per share of common stock. Our net tangible book value represents total tangible assets less total liabilities and convertible preferred stock, all divided by the number of shares of common stock outstanding on March 31, 2017.

After giving effect to the issuance and sale of 5,000,000 shares of common stock in this offering at a public offering price of $22.50 per share, and after deducting the underwriting discounts and commissions and estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2017 would have been approximately $184.0 million, or $4.50 per share. This represents an immediate increase in as adjusted net tangible book value of $2.31 per share to existing stockholders and an immediate dilution in net tangible book value of $18.00 per share to new investors purchasing our common stock in this offering. The following table illustrates this dilution on a per share basis:

Public offering price per share		$22.50
Historical net tangible book value per share as of March 31, 2017	$2.19
Increase per share attributable to new investors	$2.31
As adjusted net tangible book value per share as of March 31, 2017, after giving effect to this offering		$4.50

Dilution per share to new investors purchasing our common stock in this offering		$18.00

If the underwriters fully exercise their option to purchase 750,000 additional shares, as adjusted net tangible book value after this offering would increase to approximately $4.80 per share, and there would be an immediate dilution of approximately $17.70 per share to new investors.

To the extent that outstanding options or warrants are exercised or outstanding restricted stock units vest, investors purchasing our common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The number of shares of common stock to be outstanding after this offering is based on 35,846,301 shares of common stock outstanding as of March 31, 2017, and excludes the following, in each case as of such date:

•	4,470,187 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2017 at a weighted-average exercise price of $10.31 per share;

•	800,658 shares of common stock issuable upon vesting of restricted stock units outstanding as of March 31, 2017;

•	909,040 shares of common stock reserved for issuance pursuant to future awards under our 2014 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan;

•	461,406 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan;

•	356,588 shares of common stock reserved for issuance pursuant to future awards under our 2014 Employment Commencement Incentive Plan; and

•	1,231,659 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2017 at a weighted-average exercise price of $3.78 per share.

PRICE RANGE OF COMMON STOCK

Our common stock has been publicly traded on The NASDAQ Global Market under the symbol “AKAO” since our initial public offering on March 12, 2014. Prior to that time, there was no public market for our common stock. The following table sets forth on a per share basis, for the periods indicated, the low and high sale prices of our common stock as reported by The NASDAQ Global Market:

	High	Low
Year ended December 31, 2017
First quarter	$27.79	$12.33
Second quarter (through May 24, 2017)	$27.49	$20.57
Year ended December 31, 2016
First quarter	$5.95	$2.59
Second quarter	$6.08	$2.60
Third quarter	$5.22	$3.36
Fourth quarter	$16.20	$3.68
Year ended December 31, 2015
First quarter	$14.05	$9.00
Second quarter	$8.79	$5.30
Third quarter	$7.74	$5.43
Fourth quarter	$6.50	$5.22

The last reported sale price of our common stock on The NASDAQ Global Market on May 24, 2017 was $23.65 per share. As of May 22, 2017, there were approximately 16 holders of record of our common stock. This number does not include beneficial owners whose shares are held by nominees in street name.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate paying any cash dividends in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and, beginning on January 1, 2019, will apply to payments of gross proceeds from the sale or other disposition of such stock.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Leerink Partners LLC, Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated are acting as representatives of each of the underwriters named below and as joint bookrunning managers for this offering. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Leerink Partners LLC	1,750,000
Cowen and Company, LLC	1,625,000
Stifel, Nicolaus & Company, Incorporated	1,000,000
Guggenheim Securities, LLC	312,500
Wedbush Securities Inc.	312,500
Total	5,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at that price less a concession not in excess of $0.81 per share. After the initial offering of the shares, the public offering price, concession or any other term of the offering may be changed by the representatives.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock.

		Total
	Per Share	Without Option	With Option
Public offering price	$22.50	$112,500,000	$129,375,000
Underwriting discounts and commissions	$1.35	$6,750,000	$7,762,500
Proceeds, before expenses, to us	$21.15	$105,750,000	$121,612,500

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $400,000.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 750,000 additional shares at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and certain of their affiliated stockholders have agreed not to sell or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, for 60 days after the date of this prospectus supplement without first obtaining the written consent of Leerink Partners LLC, Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated on behalf of the underwriters.

Specifically, we and these other persons have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of our common stock, whether any such aforementioned transaction is to be settled by delivery of the shares of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.

Notwithstanding the above, these lock-up provisions will not apply to us with respect to (a) grants of employee stock options or other equity-based awards pursuant to the terms of our equity incentive plans, (b) issuances of shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock pursuant to the exercise of such options or other equity-based awards, (c) issuances of shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities (including cashless or “net” exercises, other than broker-assisted cashless exercises) or the exercise of warrants or options, in each case outstanding on the date hereof, (d) the sale or issuance of shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock in connection with a debt or credit financing facility or equipment leasing arrangement; provided, that the aggregate number of shares of our common stock (on as-converted or as-exercised basis, as the case may be) that we may sell or issue or agree to sell or issue pursuant to this clause (d) shall not exceed 2.5% of the total number of shares of our common stock issued and outstanding immediately following the completion of the transaction contemplated by this prospectus supplement, (e) the sale or issuance of or entry into an agreement to sell or issue shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock in connection with any (1) mergers, (2) acquisition of securities, businesses, property or other assets, (3) joint ventures, (4) strategic alliances or (5) any bona fide commercial or licensing arrangement with us; provided, that the aggregate number of shares of our common stock (on as-converted or as-exercised basis, as the case may be) that we may sell or issue or agree to sell or issue pursuant to this clause (e) shall not exceed 10% of the total number of shares of shares of our common stock issued and outstanding immediately following the completion of the transaction contemplated by this prospectus supplement, or (f) the issuance of the shares sold under the underwriting agreement, provided in the case of clauses (b), (c), (d) and (e), the recipients of such shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock agree to be bound by a lock-up letter in the form executed by directors, officers and the affiliated stockholders.

Further, the foregoing lock-up provisions will not apply to our executive officers, directors and the affiliated stockholders with respect to (a) transfers of shares of our common stock or other securities as a bona fide gift or gifts or by testate succession or intestate distribution, (b) any shares of our common stock acquired by the lock-up signatory in the open market, (c) the exercise of stock options or other similar awards granted pursuant to our equity incentive plans, provided that such restriction shall apply to any of the shares of our common stock issued to the lock-up signatory upon such exercise, (d) any shares of our common stock or other securities that are transferred to us or sold in connection with a vesting event of our securities for the primary purpose of satisfying any tax or other governmental withholding obligation, through cashless surrender or otherwise, with respect to any award of equity-based compensation granted pursuant to our equity incentive plans or in connection with tax or other obligations as a result of testate succession or intestate distribution, provided that to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the lockup signatory or us in respect of such a transfer or sale, such announcement or filing shall include a statement to the effect that such transfer or sale is being made to satisfy a tax or other governmental withholding obligation, (e) the exercise (whether for cash or net exercise) of warrants to purchase shares of our common stock (or any other security convertible into or exercisable or exchangeable for shares of our common stock), provided that such restriction shall apply to any of the shares of our common stock issued to the lock-up signatory upon such exercise, (f) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, provided that no sales of the lock-up signatory’s shares of our common stock shall be made pursuant to such a plan prior to the expiration of the lock-up period, and provided that to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on by or on behalf of the lock-up signatory regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of our common stock may be made under such plan during the lock-up period, (g) transfers not involving a disposition for value to a member or members of the lock-up signatory’s family or to a trust, the direct or indirect beneficiaries of which are the lock-up signatory and/or a member or members of his or her family, (h) distributions not involving a disposition for value of shares of our common stock or such other securities to members, partners or stockholders of the lock-up signatory or to any corporation, partnership or other person or entity that is a direct or indirect affiliate of the lock-up signatory, (i) the transfer or disposition of the lock-up signatory’s shares of our common stock or other securities that occurs by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement, (j) the transfer of the lock-up signatory’s shares of our common stock or other securities to us pursuant to any contractual arrangement in effect on the date of the lock-up agreement that provides for the repurchase of the lock-up signatory’s shares of our common stock or such other securities by us or in connection with the termination of the lock-up signatory’s employment or other service relationship with us; provided that in the case of any transfer or distribution pursuant to clause (a), (g), (h) or (i), each donee, distributee or transferee shall execute and deliver to the representatives a letter in the form of the lock-up agreement; and provided, further, that in the case of any transfer or distribution pursuant to clause (a) or (g) through (i), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the lock-up period).

NASDAQ Global Market Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “AKAO.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the closing of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We are party to a sales agreement with Cowen and Company, LLC pursuant to which it has acted, and may in the future act, as agent and/or principal in connection with the issuance and sale of shares of our common stock from time to time in “at-the-market” offerings.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and each of our and the representatives’ affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the issuance of our common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. The underwriters are being represented in connection with this offering by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement and the accompanying base prospectus form a part. The rules and regulations of the SEC allow us to omit from this prospectus supplement and the accompanying base prospectus certain information included in the registration statement. For further information about us and the securities we are offering under this prospectus supplement and the accompanying base prospectus, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement and the accompanying base prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and the accompanying base prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying base prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 14, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 8, 2017;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2017;

•	our Current Reports on Form 8-K filed with the SEC on January 9, 2017, February 28, 2017, March 20, 2017, May 8, 2017 (with respect to Items 1.01 and 3.02 only) and May 23, 2017; and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 001-36323), filed with the SEC under Section 12(b) of the Exchange Act on February 25, 2014, including any amendments or reports filed for the purpose of updating such description.

These documents may also be accessed on our website at www.achaogen.com. Except as otherwise specifically incorporated by reference in this prospectus supplement and the accompanying base prospectus, information contained in, or accessible through, our website is not a part of this prospectus supplement and the accompanying base prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:

Achaogen, Inc.

1 Tower Place, Suite 300

South San Francisco, CA 94080

(650) 800-3636

Attention: Chief Financial Officer

PROSPECTUS

Achaogen, Inc.

Common Stock, Preferred Stock, Debt Securities,

Depositary Shares, Warrants, Purchase Contracts, Units

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on The NASDAQ Global Market under the symbol “AKAO.” On May 5, 2017, the last reported sale price of our common stock on The NASDAQ Global Market was $24.10 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act” in this prospectus, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Achaogen,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Achaogen, Inc., and our consolidated subsidiary unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

Achaogen™ and the Achaogen logo are our trademarks. This prospectus includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ™ symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.achaogen.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 14, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 8, 2017;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2017;

•	our Current Reports on Form 8-K filed with the SEC on January 9, 2017, February 28, 2017, March 20, 2017 and May 8, 2017 (with respect to Items 1.01 and 3.02 only); and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 25, 2014, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Achaogen, Inc.

1 Tower Place, Suite 300

South San Francisco, CA 94080

(650) 800-3636

Attention: Corporate Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

ABOUT ACHAOGEN

We are a late-stage biopharmaceutical company passionately committed to the discovery, development, and commercialization of novel antibacterial treatments against multi-drug resistant (“MDR”) gram-negative infections.

We were incorporated in Delaware in 2002 and commenced operations in 2004. Our principal executive offices are located at 1 Tower Place, Suite 300, South San Francisco, California 94080, and our telephone number is (650) 800-3636.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

Our earnings have been inadequate to cover fixed charges and preference dividends. The following table sets forth the dollar amount of the deficiency to cover fixed charges for each of the years ended December 31, 2016, 2015, 2014, 2013 and 2012 and the quarter ended March 31, 2017. We have derived the deficiency of earnings to cover fixed charges from our historical financial statements. The following should be read in conjunction with our financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein. See Exhibit 12.1 hereto for additional detail regarding the computation of the deficiency of earnings to cover fixed charges.

	Year Ended December 31,					Quarter Ended March 31, 2017
	2016	2015	2014	2013	2012
(in millions)
Deficiency of earnings available to cover fixed charges	$71.2	$27.1	$20.2	$13.1	$18.4	$33.3

For the periods indicated above, we have no outstanding shares of preferred stock with required dividend payments. Therefore, the deficiency of earnings to combined fixed charges and preferred stock dividends is identical to the deficiency presented in the table above.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, the amended and restated investor rights agreement to which we and certain of our stockholders are parties and of the General Corporation Law of the State of Delaware. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, and amended and restated investor rights agreement, copies of which are incorporated by reference into the registration statement of which this prospectus is a part.

General

We have authorized under our amended and restated certificate of incorporation 290,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. In the election of directors, a plurality of the votes cast at a meeting of stockholders is sufficient to elect a director. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In all other matters, except as noted below under “—Amendment of our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws” and “—Election and Removal of Directors” and except where a higher threshold is required by law, a majority of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) will decide such matters.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Other Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. As of March 31, 2017, no shares of preferred stock were outstanding, and we have no present plan to issue any shares of preferred stock.

Warrants

The following table sets forth information about outstanding warrants to purchase shares of our stock as of March 31, 2017.

Class of Stock	Number of Shares	Exercise Price/Share	Expiration Date
Common stock	1,214,145	$3.66	June 3, 2021
Common stock	17,514	$11.99	November 1, 2021

Registration Rights

We are party to an amended and restated investor rights agreement, which provides certain of our stockholders and warrantholders the right to demand that we file a registration statement for their shares of common stock or request that their shares of common stock be covered by a registration statement that we are otherwise filing, in each case, to the extent their shares of common stock were issued upon conversion of convertible preferred stock or upon the exercise of such warrants.

Pursuant to the amended and restated investor rights agreement, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, these holders are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holder to include their common stock in such registration, subject to certain marketing and other limitations. Certain of our stockholders also have the right, to require us, on not more than two occasions, to file a registration statement under the Securities Act to register the resale of their shares of common stock with anticipated gross proceeds, before deduction of underwriting discounts and expenses related to issuance, in excess of $5.0 million. We may, in certain circumstances, defer such registrations, and any underwriters will have the right, subject to certain limitations, to limit the number of shares included in such registrations. Further, certain of our stockholders and warrantholders may require us to register the resale of all or a portion of their shares of common stock on a registration statement on Form S-3, subject to certain conditions and limitations. In an underwritten offering, the underwriter has the right, subject to specified conditions, to limit the number of registrable securities such holders may include.

In addition, pursuant to a registration rights agreement, we were obligated to file a registration statement on Form S-3 on behalf of the holders of 9,999,995 shares of our common stock, including shares issuable upon exercise of warrants. Accordingly, on June 24, 2016, we filed a registration statement on Form S-3 (File No. 333-205630) for the resale of an aggregate of 9,999,995 shares of our common stock, including those shares issuable upon exercise of warrants.

Pursuant to a common stock purchase agreement, dated May 4, 2017, we are obligated to use commercially reasonable efforts to file a registration statement on Form S-3 with respect to 407,331 shares of common stock on behalf of the purchaser registering such shares for resale, unless such shares are otherwise eligible for resale without registration pursuant to the terms of such purchase agreement.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our charter documents provide that a special meeting of stockholders may be called only by our board of directors, the chairman of our board of directors, our Chief Executive Officer or, in the absence of a Chief Executive Officer, our President.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Election and Removal of Directors

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors. Our amended and restated certificate of incorporation provides that directors may be removed only for cause with the vote of holders of 66 2/3% of the voting power of all the then-outstanding shares of our voting stock. Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Amendment of our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws

The amendment of any of the above provisions in our amended and restated certificate of incorporation, except for the provision making it possible for our board of directors to issue preferred stock, or the amendment of any provision in our amended and restated bylaws (other than by action of the board of directors), would require approval by holders of at least 66 2/3% of our then outstanding voting stock.

The provisions of the General Corporation Law of the State of Delaware, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Delaware as Sole and Exclusive Forum

Our amended and restated certificate of incorporation provides that unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or the bylaws, or (v) any action asserting a claim against us or any of our directors, officers or employees governed by the internal affairs doctrine. Although our amended and restated certificate of incorporation contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

The NASDAQ Global Market Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “AKAO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a third party to be identified therein as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than Achaogen) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Achaogen and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Achaogen; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any depositary shares, warrants, purchase contracts or units issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Achaogen, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

5,000,000 Shares

Common Stock

Prospectus Supplement

Joint Book-Running Managers

Leerink Partners	Cowen	Stifel

Joint Lead Co-Managers

Guggenheim Securities	Wedbush PacGrow

May 24, 2017